                                                                   Exhibit 99.18


VIA FACSIMILE 212-949-9879
AND MAIL

July 3, 2001


Mr. Frank C. Lanza
Chairman and Chief Executive Officer
L-3 Communications Corporation
600 Third Avenue
New York NY 10016

Dear Mr. Lanza:

The Board of Directors of Datron Systems Incorporated met Friday, June 29, 2001 to address your letter of June 28, 2001.

After consultation with financial and legal advisors and due deliberation, it was concluded your letter of June 28, 2001 does not constitute a superior offer to the transaction documented in our agreement with The Titan Corporation. We have filed the Titan agreement today under cover of Form 8-K.

Certain key assumptions on which your proposed price was based are not valid. Moreover, the fact that your stated offer is conditioned upon completion of L-3 due diligence and negotiation of a definitive purchase and sale agreement makes the possibility of the consummation of a transaction with L-3 speculative and entirely contingent upon L-3.

It is also noteworthy that several statements in your letter are incorrect. Most notably incorrect is the alleged previous $52 million offer. No such offer was ever made. Datron presented considerable non-public business information to L-3 under the protection of a Confidentiality Agreement, and L-3 performed due diligence. Following L-3's due diligence L-3's response to Datron's investment bankers was a cryptic "no interest."

It is not in the interests of Datron or its stockholders to risk the repetition of such behavior from L-3.

Very truly yours,



D. A. Derby
Chairman, President
Chief Executive Officer

DAD:pf